SEVERANCE, CONSULTING AND NON-COMPETITION AGREEMENT

            AGREEMENT, dated as of March 1, 1999, between I. ALAN HIRSCHFELD ("Hirschfeld") and IVC INDUSTRIES, INC. ("IVC").

      WHEREAS:

      (1) Hirschfeld is employed by IVC pursuant to the terms of an Employment Agreement (the "Employment Agreement"), dated as of April 28, 1995 and amended as of February 1, 1998, between Hirschfeld and International Vitamin Corporation (a predecessor corporation of IVC);

      (2) Hirschfeld wishes to resign his employment with IVC and all its subsidiaries, and IVC is willing to accept such resignation, all on the terms set forth herein.

      NOW, THEREFORE, it is hereby agreed as follows:

      1. Hirschfeld hereby resigns his employment with IVC and all its subsidiaries, effective as of March 1, 1999 (the "Effective Date"). Hirschfeld hereby further resigns, effective as of the Effective Date, all officerships, directorships and committee memberships with IVC and all of its subsidiaries. Hirschfeld agrees that, subsequent to the date this Agreement is executed and delivered, he shall not represent or hold himself out as an officer, director, employee or member of any committee of IVC or any of its subsidiaries. In consideration of
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such resignations, IVC shall pay to Hirschfeld on a weekly basis for a period of one year commencing on the second anniversary of the Effective Date the amount of $90,000.

      2. IVC hereby retains Hirschfeld as a consultant to IVC for a period (the "Consulting Period") of three years commencing on the Effective Date. Hirschfeld accepts such retention and agrees to consult in connection with the operation of IVC's business in person and/or by telephone, facsimile or e-mail, from his home or place of business or at the Company's principal offices with IVC's chief executive, or at the chief executive's direction, with IVC's chief operating and/or chief financial officer, for no more than ten hours in any month during the Consulting Period, which services may be rendered from such locations and at such times as Hirschfeld shall reasonably determine. IVC agrees that Hirschfeld may assign his obligations to serve as a consultant under this Agreement to a corporation wholly-owned by Hirschfeld or a member of his immediate family. In consideration of such services, IVC shall pay to Hirschfeld on a weekly basis a consulting fee (the "Consulting Payment") at the rate of: (i) $96,000 per annum for the first and second year of the Consulting Period and (ii) $9,000 for the third year of the Consulting Period. In the event of the death of Hirschfeld during the Consulting Period, IVC shall pay to Hirschfeld's executor, administrator or other legal representative any Consulting Payments owed to Hirschfeld at the time of his death and the Consulting Payments shall continue to be made to Hirschfeld's executor, administrator or other legal representative during the remainder of the Consulting Period. IVC shall not be responsible for the withholding and payment of Federal, state and local taxes associated with the Consulting Payments, including but not limited to, income taxes, FICA or FUTA, as those terms are defined in the Internal Revenue Code of 1986, as amended.


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      3. IVC agrees that the options granted to Hirschfeld under the 1995 Stock
Option Plan to purchase 50,000 shares of IVC's common stock shall remain exercisable during the Consulting Period, provided that, in the event of the death of Hirschfeld during the Consulting Period, Hirschfeld's executor, administrator or other legal representative shall be entitled to exercise such options for a period of 90 days following his death, at which time such options shall expire.

      4. Hirschfeld hereby elects to waive his rights under COBRA continuation medical coverage. IVC agrees to obtain and pay for a private insurance plan (the "Private Plan") providing substantially the same benefits as presently provided under IVC's Group Medical Insurance Plan (the "IVC Plan"). During the Consulting Period, IVC shall reimburse Hirschfeld, on a semi-annual basis commencing six months form the Effective Date and upon appropriate documentation, up to a maximum of $6,000 per year for amounts (each, a "Make Whole Amount") paid by Hirschfeld under the Private Plan that he would not have otherwise paid under the then current IVC Plan. Following the termination of the Consulting Period, Hirschfeld shall be solely responsible for any payments due under the Private Plan. If during the Consulting Period, Hirschfeld independently obtains a private insurance plan, IVC agrees to pay Hirschfeld on a monthly basis for the remainder of the Consulting Period an amount equal to the monthly premium IVC would have otherwise paid under the Private Plan, but IVC shall no longer be obligated to pay any Make Whole Amount.

      5. During the Consulting Period, IVC shall pay to Hirschfeld or his designee an allowance of $700 per month for expenses associated with his use of a car. Hirschfeld shall be responsible for paying all such expenses, including, without limitation, finance charges, lease


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payments, insurance payments and repair expenses, but shall have no obligation to account to IVC for such expenses.

      6. Hirschfeld hereby acknowledges that as of January 31, 1999, Hirschfeld owes to IVC the principal amount, together with accrued unpaid interest as of January 31, 1999, of $136,912.28 (the "Unpaid Balance"). Beginning February 1, 1999, the Unpaid Balance shall accrue interest at the rate of 5.0% per annum, compounded monthly. Hirschfeld and IVC agree that the Unpaid Balance, together with all accrued interest thereon, shall be payable in three successive annual installments commencing on the fourth anniversary of the Effective Date.

      7. Hirschfeld hereby acknowledges that during his employment he has or may have acquired proprietary, private and/or otherwise confidential information of or concerning IVC or any of its subsidiaries or any persons or entities with which IVC or any of its subsidiaries transacts or transacted business, including, without limitation, any non-public financial information concerning, or any information relating to, any aspect of the operation of the business of IVC or any of its subsidiaries ("Confidential Information"). Hirschfeld hereby represents and agrees that (a) he has returned to IVC or destroyed, and has not retained any copies of, all documents, records or materials of any kind, whether written or electronically created or stored, which contain, relate to or refer to any Confidential Information ("Confidential Materials"), (b) he will not disclose any Confidential Information or Confidential Materials to any person or entity outside the scope of his employment without the express authorization of the Chief Executive Officer of IVC, and (c) in consideration of IVC's entering into this Agreement, he shall not disclose any Confidential Information or Confidential Materials in any manner whatsoever, except as shall be required by law or as directed by IVC or its chief executive.


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      8. Hirschfeld hereby agrees that for the period from August 1, 1999 to the expiration of the Consulting Period (the "Non-Compete Period"), he shall not, directly or indirectly, engage or participate anywhere in the United States or North America as an owner, partner, shareholder, member, employee, director, consultant or otherwise in any business engaged in the manufacturing, packaging and sale and distribution of store brand (private label) vitamins and nutritional supplements, unless such store brand (private label) business constitutes less than 50% of the revenue of such business. In the event of any breach of this paragraph 8, the time period of the breached covenant shall be extended for the period of such breach. Hirschfeld recognizes that the territorial, time and scope limitations set forth in this paragraph 8 are reasonable and are required for the protection of IVC, and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, Hirschfeld and IVC agree to the reduction of any of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances. In consideration of the foregoing covenant not to compete, IVC shall pay to Hirschfeld on a weekly basis commencing on the Effective Date (i) $75,000 per annum for the first and second year of the Consulting Period and (ii) $9,000 per annum for the third year of the Consulting Period. Payments made by IVC to Hirschfeld prior to beginning of the Non-Compete Period shall be deemed prepayments of such covenant not to compete.

      9. As a material inducement to IVC to enter into this Agreement, and in consideration of IVC's obligations under this Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged by Hirschfeld, Hirschfeld hereby irrevocably, unconditionally and generally releases IVC and all its subsidiaries and each of IVC's and its subsidiaries' officers, directors, and employees, and the heirs, executors, administrators, receivers, successors and assigns of all of the foregoing (collectively, "Releasee"), from, and


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hereby waives and/or settles any and all, actions, causes of action, suits, debts, sums of money, agreements, promises, damages, or any liability, claims or demands, known or unknown and of any nature whatsoever (collectively, "Claims") which Hirschfeld ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this release, arising directly or indirectly pursuant to or out of his employment with IVC, the performance of services for IVC or any Releasee or the termination of such employment or services and, specifically, without limitation, any rights and/or Claims (a) arising under or pursuant to any contract, express or implied, written or oral, including, without limitation, the Employment Agreement, (b) for wrongful dismissal or termination of employment, (c) arising under any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or specifically that prohibit discrimination based upon age, race, religion, sex, national origin, disability, sexual orientation or any other unlawful bases, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended, the Equal Pay Act, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Americans with Disabilities Act of 1990, as amended, and any applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes, (d) for tort, tortious or harassing conduct, infliction of mental or emotional distress, interference with contract, fraud, libel or slander, and (e) for damages, including, without limitation, punitive or compensatory damages or for attorneys' fees, expenses, costs, wages, injunctive or equitable relief. This section shall not apply to any claim which Hirschfeld may have for a breach of this Agreement.

      10. Each Releasee hereby irrevocably, unconditionally and generally releases Hirschfeld and his heirs, executors, administrators and assigns from, and hereby waives and or


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settles any and all Claims which any Releasee ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this release, arising directly or indirectly pursuant to or out of Hirschfeld's employment with IVC, his performance of services for IVC or any of its subsidiaries or the termination of such employment or services and, specifically, without limitation, any rights and/or Claims (a) arising under or pursuant to any contract, express or implied, written or oral, including, without limitation, the Employment Agreement, (b) for tort, interference with contract, fraud, libel or slander, and (c) for damages, including, without limitation, punitive or compensatory damages or for attorneys' fees, expenses, costs, injunctive or equitable relief. This section shall not apply to any claim which IVC may have for a breach of this Agreement or IVC's rights under paragraph 6 above.

      11. Hirschfeld represents and warrants that he has not filed, commenced or participated in any way in any complaints, claims, actions or proceedings of any kind against any Releasee with any federal, state or local court or any administrative, regulatory or arbitration agency or body, and he agrees not to file, assert or commence any complaint, claim, action or proceeding of any kind against any Releasee with any federal, state or local court or any administrative, regulatory or arbitration agency or body with respect to any matter from the beginning of the world to the date hereof. This section shall not apply to any claim which Hirschfeld may have for breach of this Agreement.

      12. Each Releasee represents and warrants that it has not filed, commenced or participated in any way in any complaints, claims, actions or proceedings of any kind against Hirschfeld with any federal, state or local court or any administrative, regulatory or arbitration agency or body, and each Releasee agrees not to file, assert or commence any complaint, claim, action or proceeding of any kind against Hirschfeld with any federal, state or local court or any administrative, regulatory or arbitration


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agency or body with respect to any matter from the beginning of the world to the date hereof. This section shall not apply to any claim which IVC may have for a breach of this Agreement or IVC's rights under paragraph 6 above.

      13. Hirschfeld hereby waives any right to, and agrees not to, seek reinstatement of employment with IVC or any Releasee.

      14. Hirschfeld acknowledges and agrees that any monetary or other benefits which are, were or may have been claimed to be due to Hirschfeld and which he may have earned or accrued, or to which he may have been entitled, have been paid or such payments have been released, waived or settled by Hirschfeld pursuant to this Agreement. This section shall not apply to any claim which Hirschfeld may have for any bonus payments owed to Hirschfeld as of the date of this Agreement or any payments under this Agreement.

      15. IVC and each Releasee acknowledge and agree that any monetary or other benefits which are, were or may have been claimed to be due to IVC or any Releasee and which IVC or any Releasee may have earned or accrued, or to which he may have been entitled, have been paid or such payments have been released, waived or settled by Hirschfeld or any Releasee pursuant to this Agreement. This section shall not apply to any claim which IVC may have for a breach of this Agreement or IVC's rights under paragraph 6 above.

      16. (a) By executing this Agreement, Hirschfeld acknowledges that (i) he has been advised by IVC to consult with an attorney before executing this Agreement and has


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consulted and been represented by Alan Davis, Esq., of the firm of Greenbaum,
Rowe, Smith, Ravin, Davis & Himmel LLP, in connection herewith, (ii) he has been provided with at least a 21 day period to review and consider whether to sign this Agreement and that by executing and delivering this Agreement to IVC, he is waiving any remaining portion of such 21 day period, and (iii) he has been advised that he has seven days following execution by both parties to this Agreement to revoke this Agreement (the "Revocation Period").

            (b) This Agreement will not be effective or enforceable until the Revocation Period has expired, and the Consulting Payment will not be payable nor will the deferment of the loan referred to in paragraph 6 of this Agreement be effective until after the expiration of the Revocation Period. Such revocation shall only be effective if an originally executed written notice thereof is delivered to IVC on or before 5:00 p.m. on the seventh day after execution of this Agreement. If so revoked, this Agreement shall be deemed to be void ab initio and of no further force and effect.

      17. Hirschfeld agrees that, unless otherwise required by law, neither he, nor anyone acting on his behalf, shall hereafter (i) make any derogatory, disparaging or critical statement about IVC or any of its subsidiaries or the business of IVC or any of its subsidiaries or any of IVC's and its subsidiaries' current officers, directors or employees or any persons who were officers, directors or employees of IVC or any of its subsidiaries or (ii) communicate, directly or indirectly, with the press or other media concerning the past or present employees or business of IVC or any of its subsidiaries.

      18. Each Releasee agrees that neither it, nor anyone acting on each Releasee's behalf, shall hereafter (i) make any derogatory, disparaging or critical statement about Hirschfeld, his


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reputation, business expertise and job performance or (ii) communicate, directly or indirectly, with the press or other media concerning Hirschfeld in any manner.

      19. IVC and Hirschfeld agree that, unless otherwise required by law, the form and substance of the press release appended hereto as Exhibit A shall be the only announcement made to the press or other media concerning the resignation of Hirschfeld.

      20. If not revoked in accordance with paragraph 16 (b), the covenants, representations and acknowledgments contained herein shall survive the execution and delivery of this Agreement.

      21. This Agreement (a) constitutes the sole and complete understanding and agreement between the parties hereto with respect to the matters set forth herein and there are no other agreements or understandings, whether written or oral and whether made contemporaneously or otherwise, that are binding upon the parties hereto, (b) fully supersedes the Employment Agreement, (c) may not be amended unless in a writing signed by the parties hereto, (d) shall be subject to, governed by and construed and enforced in accordance with the internal laws of the State of New Jersey and (e) shall inure to the benefit of and be binding upon the heirs, devisees, legatees, executors, administrators, successors, assigns, officers, directors, and affiliates of each of the parties hereto.


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            IN WITNESS WHEREOF, the parties hereto have executed this Severance,
Consulting and Non-Competition Agreement on the date set forth opposite their respective signatures.


Dated: March 29, 1999                   /s/ I. Alan Hirschfeld
                                        ----------------------------------------
                                        I. ALAN HIRSCHFELD


Dated: March 29, 1999                   IVC INDUSTRIES, INC.


                                        By:/s/ Domenic Golato
                                           -------------------------------------
                                           Name:  Domenic Golato
                                           Title: Secretary and Chief Financial
                                                  Officer


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                                    EXHIBIT A


                              IVC INDUSTRIES, INC.
               Appoints Domenic N. Golato, Chief Financial Officer


Freehold, NJ, March xx, 1999- IVC Industries, Inc. (NASDAQ: IVCO) announced today the appointment of Domenic N. Golato (xx) as Chief Financial Officer.


      Mr. Golato had served as Vice President Finance and Controller since he joined the Company in 1998. He succeeds Alan Hirschfeld who resigned his position as Executive Vice President, Chief Financial Officer and his seat on the Board of Directors. Mr. Hirschfeld will continue to serve as a consultant to IVC.

      Prior to joining IVC, Mr. Golato was Vice President and Chief Financial Officer of RF Power Products, Inc. Previously, he held financial management positions with Silo, Inc., Radnor Financial Corporation and MG Industries, Inc. He began his career with Coopers & Lybrand, Philadelphia. Mr. Golato holds a B.S. degree in accounting and a masters in taxation from Villanova University.

      In announcing the appointment, E. Joseph Edell, Chairman and Chief Executive Officer, said, "Since joining IVC, Dom Golato has been instrumental in helping the Company initiate its restructuring program. He is an important member of our new management team and we are pleased to appoint him to this very strategic position. His financial and management background will add significantly to our strategic goals."

      IVC Industries, Inc. is engaged in the manufacturing, packaging and worldwide sales and distribution of vitamins, nutritional supplements and over-the-counter (non-prescription) pharmaceutical products through drug stores, supermarkets and mass merchandising chains, as well as health food stores, independent drug stores and the company-owned retail stores and mail order operation. Its products are distributed under the "Fields of Nature," "LiquaFil," "Pine Bros.," "Rybutol," "Nature's Wonder," "Synergy Plus" and "Vitamin Specialties" brands, as well as under the private brands (store brands) of its retail chain store customers.